Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Permitting Hong Kong Highpower Technology, Inc. to Use and Attach our Audit Report in
any filings required by the SEC

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-157443) of Hong Kong Highpower Technology Inc. of our report dated March 21, 2009 with respect to the consolidated financial statement as of December 31, 2008 and for the three years in the period ended December 31, 2008 of Hong Kong Highpower Technology Inc., included in this Annual Report on form 10-K for the year ended December 31, 2008.

/s/ Dominic K. F. Chan & Co.
Dominic K. F. Chan & Co.
Certified Public Accountants

Hong Kong, April 9, 2009